Exhibit 99.1

Oramed Pharmaceuticals Files US Patent Application for
Combination Oral Treatment of Diabetes

Oral treatment can increase patient compliance in the estimated $15 billion US market

JERUSALEM, January 10, 2012-- Oramed Pharmaceuticals Inc. (OTCBB:ORMP) (http://www.oramed.com), a developer of oral drug delivery systems, announced today that it has filed a provisional patent application with the United States Patent and Trademark Office for a combination therapy of its lead compound, ORMD-0801 in combination with its oral exenatide formulation, ORMD-0901. There is no such approved combination product available on the market today.

The complexity of the development and progression of diabetes often requires concomitant treatments, designed to simultaneously target the numerous underlying pathological triggers. The combined use of these two drugs has recently been evaluated in animals and showed improved blood glucose regulation when compared to the administration of each drug separately.

These formulations have been designed to allow for oral delivery of drugs currently only available in injectable forms.  Both drugs are currently being independently assessed in human clinical trials.  An oral delivery system may substantially increase patient compliance, especially at the earliest of stages of treatment, which would have a meaningful outcome on quality of life and workplace productivity.

According to a report by Medtech Insight, diabetes affects nearly 24 million people in the U.S. and an estimated 246 million adults worldwide. Being one of the most expensive diseases, it costs the US healthcare system more than $130 billion per year and the market for direct pharmaceutical care is close to $15 billion.

"This intriguing development is part of the company's strategy to further expand our pipeline in a very focused manner. Expansion of Oramed Pharmaceuticals' intellectual property portfolio and related programs will further enhance our ability to offer a higher return on investment to our shareholders as we continue pioneering advances in drug delivery options," stated Oramed  Pharmaceuticals’ CEO, Mr. Nadav Kidron.

Each of the formulations alone is currently patent pending in the US and other key markets around the world. ORMD-0801 is an orally ingestible insulin capsule and has recently demonstrated a favorable effect when evaluated in Phase II clinical trials for its effectiveness in treating Type II diabetes. ORMD-0901 is a glucagon-like peptide-1 analog, a gastrointestinal hormone that stimulates the secretion of insulin from the pancreas. Oramed commenced human clinical trials for ORMD-0901 following successful pre-clinical results.

About Oramed Pharmaceuticals

Oramed Pharmaceuticals is a technology pioneer in the field of oral delivery solutions for drugs and vaccines presently delivered via injection. Oramed is seeking to revolutionize the treatment of diabetes through its patented flagship product, an orally ingestible insulin capsule currently in phase 2 clinical trials. Established in 2006, Oramed's technology is based on over 25 years of research by top research scientists at Jerusalem's Hadassah Medical Center. The Company's corporate and R&D headquarters are based in Jerusalem. For more information, please visit http://www.oramed.com

Forward-looking statements

Some of the statements contained in this press release are forward-looking statements which involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements, including the risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for our product candidates; competition from other pharmaceutical or biotechnology companies; and the company's ability to obtain additional funding required to conduct its research, development and commercialization activities. Please refer to the company's filings with the Securities and Exchange Commission for a comprehensive list of risk factors that could cause actual results, performance or achievements of the company to differ materially from those expressed or implied in such forward looking statements. The company undertakes no obligation to update or revise any forward-looking statements.

Company Contact:
Oramed Pharmaceuticals
Tara Horn
Cell: +972-54-334-318
Office: +972-2-566-0001
Email: tara@oramed.com